Exhibit 99.1

NOVAVAX REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

ROCKVILLE, MD (May 11, 2007) — /PRNewswire-FirstCall/ — Novavax Inc. (NASDAQ: NVAX) today reported financial results for the first quarter ended March 31, 2007. Novavax reported a net loss of $8.4 million, or the equivalent of 14 cents per share, compared with a $5.5 million net loss, or the equivalent of 11 cents per share in the first quarter of 2006.

“We continue to move forward aggressively with both our H5N1 pandemic and seasonal flu programs and have made substantial progress toward beginning human clinical trials,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi. “We anticipate filing our Investigational New Drug application by mid-year, paving the way for clinical trials of our pandemic influenza virus-like particle vaccine. This is a major milestone for Novavax during what I anticipate will be a year of important achievements.”

Among Novavax’s accomplishments during the first quarter:

•	All planned toxicology and H5N1 pandemic flu pre-clinical studies for inclusion in the IND package have been completed and are under review.

•	The H5N1 pandemic flu vaccine required for initial clinical studies has been manufactured using a consistent process that meets our pre-determined quality requirements.

•	The accelerated seasonal flu program has produced positive preclinical data using a trivalent VLP vaccine.

•	The previously announced collaboration with the University of Massachusetts gives Novavax worldwide rights to enhanced VLP technology that will help the Company expand its pipeline. The company continued to file new patents to protect and expand its intellectual property.

•	Recruitment of highly experienced management continued with the addition of Jim Robinson as Vice President of Quality and Technical Operations as well as Len Stigliano as interim Chief Financial Officer.

“We are on track to file our IND mid-year,” Dr. Singhvi said. “We are energized by the prospect of bringing a strong vaccine candidate into human studies. We are even more excited by the unfolding promise of our VLP technology, and we have a team in place with exceptional talent and experience to help us achieve our goals.”

First Quarter Financial Results

Revenues for the first quarter ended March 31 totaled $0.7 million, a decrease of 49 percent from $1.3 million reported in the year-ago quarter. Product revenues consisting primarily of ESTRASORB® sales to Esprit Pharma, Inc. totaled $0.4 million for the period. This compares to product sales of $0.7 million reported in the first quarter of 2006. Contract research and development revenues for the first quarter were $0.2 million, down from $0.5 million reported in the 2006 period.

Cost of products sold for the three-month period was $1.3 million as compared to $1.2 million for the same period in 2006. The recent quarter included $0.8 million in idle capacity costs at our manufacturing facility compared to similar costs totaling $0.4 million in the comparable 2006 quarter. The company also incurred $0.1 million in excess inventory costs over market for the first quarter, which reflects its current production costs over the sales price of ESTRASORB® driven by dependence of the production costs on sales volume.

Research and development costs for the first quarter increased to $3.7 million compared to $2.0 million for the three-month period a year ago. The dramatic increase in R&D was primarily due to higher spending to support the development of the Company’s influenza vaccines.

Selling and marketing costs were $4.6 million in the first quarter of 2007 as compared to $2.8 million for the same period last year. The increase was due to expense reserves for former board of director receivables in the quarter of $1.0 million, and increased rent expense resulting from the new leased facility in Rockville, Maryland of $.4 million.

For the quarter, Novavax reported a net loss of $8.4 million, or the equivalent of 14 cents per share, an increase over the $5.5 million net loss, or the equivalent of 11 cents per share, for the comparable 2006 quarter.

As of March 31, 2007, Novavax had $67.6 million in cash and cash-equivalents, compared to $73.6 million at December 31, 2006, a decrease of $6.0 million, principally due to operating losses incurred in the first quarter of 2007.

Conference Call

The Company will hold an investor conference call to discuss its financial results at 10:00 a.m. Eastern Time on May 11. The call will be hosted by Novavax President and Chief Executive Officer Dr. Rahul Singhvi and other members of senior management. A question and answer session will follow the financial results overview. The dial-in number for the conference call is USA and Canada: (800) 811 8845 International: (913) 981 4905.

A live audio web cast of the conference call will be available at www.novavax.com. Please connect to this website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the web cast. A replay of the web cast will be available for 90 days starting on May 11, 2007 at www.novavax.com. A replay of the conference call will also be available by telephone beginning May 11, 2007 at noon through May 18, 2007. To access the replay, dial (719) 457 0820 and enter pass code 1388941.

About Novavax

Novavax Inc. (NASDAQ: NVAX) is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.

Forward Looking Statements

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, product safety or efficacy, patent protection, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by Novavax to secure and maintain relationships with collaborators; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

CONTACT: Mariann Caprino, + 1 240 268 2029

NOVAVAX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(unaudited)

	Three months ended
	March 31,
	2007	2006
Revenues:
Net product sales	$357	$719
Contract research and development	222	474
Royalties, milestone and licensing fees	89	110
Total revenues	668	1,303

Operating costs and expenses:
Cost of products sold	1,317	1,233
Excess inventory costs over market	87	315
Research and development	3,659	2,032
Selling, general and administrative	4,597	2,758

Total operating costs and expenses	9,660	6,338

Loss from operations	(8,992)	(5,035)

Interest expense, net	604	(460)

Net loss	$(8,388)	$(5,495)

Basic and diluted loss per share	$(0.14)	$(0.11)

Basic and diluted weighted average number of common shares outstanding	61,221,075	52,267,386

	As of March 31,	As of December 31,
	2007	2006
Cash & cash equivalents	$67,632	$73,595
Total Current Assets	71,066	77,342
Total Assets	115,390	121,877
Working Capital	65,392	72,003
Long term Debt	22,395	22,458
Stockholder’s Equity	87,112	94,001

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